WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2020
Financial Highlights:
•Generated Highest Quarterly Revenue in History as a Standalone Company
•Delivered Double-Digit Digital Revenue Growth Driven by Continued Momentum in Streaming
•Increased Revenue Contribution from Emerging Platforms, Unlocking New Value-Creation Opportunities
•Achieved Strong Year-Over-Year Growth and Margin Expansion in Key Operating Metrics
For the three months ended December 31, 2020
•Total revenue grew 6% or 4% in constant currency
•Digital revenue grew 17% or 16% in constant currency
•Net income was $99 million versus $122 million in the prior-year quarter
•OIBDA increased 13% to $267 million versus $236 million in the prior-year quarter
•Adjusted OIBDA increased 18% to $282 million versus $240 million in the prior-year quarter
•Adjusted EBITDA increased 19% to $297 million versus $249 million in the prior-year quarter

NEW YORK, New York, February 1, 2021—Warner Music Group Corp. today announced its first-quarter financial results for the period ended December 31, 2020.

"Despite the impact of COVID, we generated the highest quarterly revenue in our 17-year history as a standalone company, growing 4% compared to the prior-year period, which was unaffected by COVID," said Steve Cooper, CEO, Warner Music Group. "The strong double-digit growth in our digital revenue and direct-to-consumer business more than offset the continued disruption to our performance, merchandising, and physical revenue. We have some fantastic new music from amazing artists and songwriters on the way, and we continue to grow our investment in a new generation of talent, as well as inventing bold and memorable ways to impact global culture."

“We are extremely proud of our first-quarter results, which were highlighted by significant growth over a number of key metrics when compared to a previous record-breaking quarter," added Eric Levin, Executive Vice President and CFO, Warner Music Group. "While certain areas of our business remain challenged due to COVID, our core streaming business remains strong and our direct-to-consumer destinations and emerging streaming platforms have bolstered our performance. We are well-positioned for long-term growth.”

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	% Change
	(unaudited)	(unaudited)
Revenue	$1,335	$1,256	6%
Recorded Music revenue	1,161	1,084	7%
Music Publishing revenue	175	173	1%
Digital revenue	825	706	17%
Operating income	196	165	19%
Adjusted operating income(1)	211	169	25%
OIBDA(1)	267	236	13%
Adjusted OIBDA(1)	282	240	18%
Net income	99	122	-19%
Adjusted net income(1)	114	126	-10%
Net cash provided by operating activities	169	78	—%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	% Change	For the Twelve Months Ended December 31, 2020	For the Twelve Months Ended December 31, 2019	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Adjusted EBITDA(1)	$297	$249	19%	$904	$740	22%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Revenue was up 6.3% (or up 3.8% in constant currency). Robust digital revenue growth across Recorded Music and Music Publishing was partially offset by a decline in Recorded Music physical and artist services and expanded-rights revenue and in Music Publishing performance, mechanical and synchronization revenue, which reflects the impact from COVID. Excluding artist services and expanded-rights revenue in Recorded Music and performance revenue in Music Publishing, the areas most affected by COVID, total revenue would have increased 10.1% (or 8.1% in constant currency). Recorded Music licensing revenue was flat. The increase in revenue was primarily due to growth in streaming revenue, the Company’s largest and fastest-growing source of revenue, a favorable impact from exchange rates and strong physical releases and direct-to-consumer merchandising revenue, partially offset by COVID-related business disruption and the continued decline in physical revenue due to the transition to streaming. Digital revenue grew 16.9% (or 15.5% in constant currency), and represented 61.8% of total revenue, compared to 56.2% in the prior-year quarter.

Operating income was $196 million compared to $165 million in the prior-year quarter. OIBDA was $267 million, an increase from $236 million in the prior-year quarter and OIBDA margin increased 1.2 percentage points to 20.0% from 18.8% in the prior-year quarter. The increase in operating income, OIBDA and OIBDA margin was primarily due to higher-margin streaming revenue constituting a larger proportion of total revenue and the impact from specified transactions that closed in the current quarter, partially offset by higher non-cash stock-based compensation expense in the quarter of $13 million.

Adjusted operating income, Adjusted OIBDA and Adjusted net income exclude costs related to non-cash stock-based compensation expense and restructuring and other transformation initiatives in both the current and prior-year quarters. Adjusted EBITDA excludes these items and includes expected savings resulting from transformation initiatives and the pro forma impact of specified transactions that closed in the current quarter. See below for calculations and reconciliations of Adjusted operating income, Adjusted OIBDA, Adjusted net income and Adjusted EBITDA.

Adjusted OIBDA increased 17.5% from $240 million to $282 million and Adjusted OIBDA margin increased 2.0 percentage points to 21.1% from 19.1% due to margin improvement associated with a shift to higher-margin streaming revenue, cost-management efforts and the pro forma impact of specified transactions that closed in the current quarter. Adjusted operating income increased 24.9% from $169 million to $211 million due to the same factors affecting Adjusted OIBDA.

Adjusted EBITDA increased 19.3% from $249 million to $297 million with margins improving 2.4 percentage points from 19.8% to 22.2%. The increase was largely due to the same factors affecting Adjusted OIBDA in addition to an increase in the pro forma impact expected to be realized from transformation initiatives and specified transactions that closed in the current quarter.

Net income was $99 million compared to $122 million in the prior-year quarter. Adjusted net income was $114 million compared to $126 million in the prior-year quarter. The decrease in net income and Adjusted net income was due to the unfavorable impact of exchange rates on the Company’s external euro-denominated debt, hedging activity, intercompany loans and higher income tax expense in the current quarter compared to the prior-year quarter, which included the release of $33 million of the Company's U.S. deferred tax valuation allowance on foreign tax credits, which was partially offset by higher operating income, lower interest expense due to refinancing activity and gains on investments.

Basic and Diluted earnings per share was $0.18 and $0.19 for the Class A and Class B shareholders, respectively, due to the net income attributable to the Company in the current quarter of $98 million.

As of December 31, 2020, the Company reported a cash balance of $566 million, total debt of $3.387 billion and net debt (defined as total long-term debt, net of deferred financing costs, minus cash and equivalents) of $2.821 billion.

Cash provided by operating activities was $169 million compared to $78 million in the prior-year quarter. The change was largely a result of strong operating performance, timing of working capital, including payments from certain digital service providers. Free Cash Flow, as defined below, decreased to negative $174 million from $46 million in the prior-year quarter largely due to an increase in investment activity related to recorded music and music publishing catalogs, which were partially offset by an increase in operating cash flow.
Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	% Change
	(unaudited)	(unaudited)
Revenue	$1,161	$1,084	7%
Digital revenue	727	633	15%
Operating income	223	191	17%
Adjusted operating income(1)	229	188	22%
OIBDA(1)	269	241	12%
Adjusted OIBDA(1)	275	238	16%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	For the Three Months Ended December 31, 2019
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Revenue by Segment:
Recorded Music
Digital	$727	$633	$641
Physical	174	184	191
Total Digital and Physical	901	817	832
Artist services and expanded-rights	180	188	198
Licensing	80	79	81
Total Recorded Music	$1,161	$1,084	$1,111

Recorded Music revenue was up 7.1% (or up 4.5% in constant currency).  The revenue increase was primarily due to the continued growth in streaming revenue—which grew 17.5% over the prior-year quarter and 8.3% over the prior quarter and favorable exchange rates —which was partially offset by COVID-related business disruption in the current quarter. Growth in digital revenue was partially offset by declines in artist services and expanded-rights revenue and physical revenue. Licensing revenue was flat. Digital revenue growth reflects the continuing shift to streaming, the Company’s largest and fastest-growing source of revenue. The decline in artist services and expanded-rights revenue was due to tour postponements and cancellations and lower tour merchandise revenue resulting from COVID-related business disruption, partially offset by increases in direct-to-consumer revenue driven by a strong holiday season as COVID restrictions limited brick-and-mortar shopping in Europe. The decline in physical revenue reflects the continued shift to streaming and COVID-related business disruption, partially offset by strong physical releases in the quarter for Johnny Hallyday, Mariya Takeuchi and Kim Hojoong. Major sellers included Dua Lipa, Ava Max, Johnny Hallyday and Ed Sheeran.

Recorded Music operating income was $223 million, up from $191 million in the prior-year quarter and operating margin was up 1.6 percentage points to 19.2% versus 17.6% in the prior-year quarter. OIBDA increased to $269 million from $241 million in the prior-year quarter and OIBDA margin increased 1.0 percentage point to 23.2%. Adjusted OIBDA was $275 million versus $238 million in the prior-year quarter with Adjusted OIBDA margin up 1.7 percentage points to 23.7%. The increases in operating income and OIBDA were driven by increases in Adjusted OIBDA, partially offset by an increase in non-cash stock-based compensation expense. The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily due to overall cost savings, revenue mix and impact from specified transactions that closed in the current quarter.
Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	% Change
	(unaudited)	(unaudited)
Revenue	$175	$173	1%
Digital revenue	99	73	36%
Operating income	18	14	29%
Adjusted operating income(1)	19	15	27%
OIBDA(1)	39	33	18%
Adjusted OIBDA(1)	40	34	18%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	For the Three Months Ended December 31, 2019
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Revenue by Segment:
Music Publishing
Performance	$30	$46	$47
Digital	99	73	73
Mechanical	11	15	16
Synchronization	33	36	37
Other	2	3	3
Total Music Publishing	$175	$173	$176

Music Publishing revenue increased 1.2% (or was down 0.6% in constant currency). Digital revenue growth was partially offset by declines in performance, mechanical and synchronization revenue.  Digital revenue increased 35.6% (also 35.6% in constant currency) reflecting the continuing shift to streaming and timing of new deals with digital service providers, and represented 56.6% of total Music Publishing revenue versus 42.2% in the prior-year quarter. The decreases in performance revenue and synchronization revenue were primarily due to COVID-related business disruption. Mechanical revenue also decreased due to COVID-related business disruption and the continuing shift to streaming.

Music Publishing operating income was $18 million, up 28.6% from $14 million in the prior-year quarter largely driven by revenue mix, partially offset by increases in amortization. Operating margin was 10.3%, up 2.2 percentage points from 8.1% in the prior-year quarter.  Music Publishing OIBDA increased 18.2% to $39 million, and Music Publishing OIBDA margin increased 3.2 percentage points to 22.3%, due to revenue mix. Adjusted OIBDA increased 17.6% to $40 million and Adjusted OIBDA margin increased to 22.9% due to the same factors affecting OIBDA.

Financial details for the quarter can be found in the Company’s current Quarterly Report on Form 10-Q for the period ended December 31, 2020, filed today with the Securities and Exchange Commission.

This afternoon, management will be hosting a conference call to discuss the results at 4:30 P.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG's Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance.  Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements.  All forward-looking statements are made as of today, and we disclaim any duty to update such statements.  Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.  Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com.  We use our website as a channel of distribution for material company information.  Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com.  In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com.  Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Basis of Presentation
The Company maintains a 52-53 week fiscal year ending on the last Friday in each reporting period.  As such, all references to December 31, 2020 and December 31, 2019 relate to the periods ended December 25, 2020 and December 27, 2019, respectively. For convenience purposes, the Company continues to date its financial statements as of December 31.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three Months Ended December 31, 2020 versus December 31, 2019
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	% Change
	(unaudited)	(unaudited)
Revenue	$1,335	$1,256	6%
Cost and expenses:
Cost of revenue	(686)	(665)	3%
Selling, general and administrative expenses	(401)	(379)	6%
Amortization expense	(52)	(47)	11%
Total costs and expenses	$(1,139)	$(1,091)	4%
Operating income	$196	$165	19%
Interest expense, net	(31)	(33)	-6%
Other expense, net	(31)	(5)	—%
Income before income taxes	$134	$127	6%
Income tax expense	(35)	(5)	—%
Net income	$99	$122	-19%
Less: Income attributable to noncontrolling interest	(1)	(2)	-50%
Net income attributable to Warner Music Group Corp.	$98	$120	-18%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.18	$—
Class B – Basic and Diluted	$0.19	$0.24

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets at December 31, 2020 versus September 30, 2020
(dollars in millions)

	December 31, 2020	September 30, 2020	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$566	$553	2%
Accounts receivable, net	884	771	15%
Inventories	71	79	-10%
Royalty advances expected to be recouped within one year	246	220	12%
Prepaid and other current assets	61	55	11%
Total current assets	$1,828	$1,678	9%
Royalty advances expected to be recouped after one year	307	269	14%
Property, plant and equipment, net	334	331	1%
Operating lease right-of-use assets, net	275	273	1%
Goodwill	1,851	1,831	1%
Intangible assets subject to amortization, net	1,968	1,653	19%
Intangible assets not subject to amortization	156	154	1%
Deferred tax assets, net	62	68	-9%
Other assets	162	153	6%
Total assets	$6,943	$6,410	8%
Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$214	$264	-19%
Accrued royalties	1,722	1,628	6%
Accrued liabilities	414	382	8%
Accrued interest	36	30	20%
Operating lease liabilities, current	41	39	5%
Deferred revenue	326	297	10%
Other current liabilities	137	80	71%
Total current liabilities	$2,890	$2,720	6%
Long-term debt	3,387	3,104	9%
Operating lease liabilities, noncurrent	298	299	—%
Deferred tax liabilities, net	166	163	2%
Other noncurrent liabilities	169	169	—%
Total liabilities	$6,910	$6,455	7%
Deficit:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	1,913	1,907	—%
Accumulated deficit	(1,713)	(1,749)	-2%
Accumulated other comprehensive loss, net	(185)	(222)	-17%
Total Warner Music Group Corp. equity (deficit)	$16	$(63)	—%
Noncontrolling interest	17	18	-6%
Total equity (deficit)	33	(45)	—%
Total liabilities and equity (deficit)	$6,943	$6,410	8%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months Ended December 31, 2020 versus December 31, 2019
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019
	(unaudited)	(unaudited)
Net cash provided by operating activities	$169	$78
Net cash used in investing activities	(343)	(32)
Net cash provided by (used in) financing activities	178	(207)
Effect of foreign currency exchange rates on cash and equivalents	9	4
Net increase (decrease) in cash and equivalents	$13	$(157)

Figure 4. Warner Music Group Corp. - Recorded Music Digital Revenue Summary, Three Months Ended December 31, 2020 versus December 31, 2019
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019
	(unaudited)	(unaudited)
Streaming	$692	$589
Downloads and Other Digital	35	44
Total Recorded Music Digital Revenue	$727	$633

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measures:

OIBDA
OIBDA reflects our operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets.  We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand our operating performance and evaluate our performance in comparison to comparable periods.  However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses.  Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP.  In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to OIBDA, Three Months Ended December 31, 2020 versus December 31, 2019
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$98	$120	-18%
Income attributable to noncontrolling interest	1	2	-50%
Net income	$99	$122	-19%
Income tax expense	35	5	—%
Income including income taxes	$134	$127	6%
Other expense, net	31	5	—%
Interest expense, net	31	33	-6%
Operating income	$196	$165	19%
Amortization expense	52	47	11%
Depreciation expense	19	24	-21%
OIBDA	$267	$236	13%
Operating income margin	14.7%	13.1%
OIBDA margin	20.0%	18.8%

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three Months Ended December 31, 2020 versus December 31, 2019
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$196	$165	19%
Depreciation and amortization expense	(71)	(71)	—%
Total WMG OIBDA	$267	$236	13%
Operating income margin	14.7%	13.1%
OIBDA margin	20.0%	18.8%

Recorded Music operating income – GAAP	$223	$191	17%
Depreciation and amortization expense	(46)	(50)	-8%
Recorded Music OIBDA	$269	$241	12%
Recorded Music operating income margin	19.2%	17.6%
Recorded Music OIBDA margin	23.2%	22.2%

Music Publishing operating income – GAAP	$18	$14	29%
Depreciation and amortization expense	(21)	(19)	11%
Music Publishing OIBDA	$39	$33	18%
Music Publishing operating income margin	10.3%	8.1%
Music Publishing OIBDA margin	22.3%	19.1%

Adjusted Operating Income (Loss), Adjusted OIBDA and Adjusted Net Income (Loss)
Adjusted operating income (loss), Adjusted OIBDA and Adjusted net income (loss) is operating income (loss), OIBDA and net income (loss), respectively, adjusted to exclude the impact of certain items that affect comparability.  Factors affecting period-to-period comparability of the unadjusted measures in the quarter included the items listed in Figure 7 below.  We use Adjusted operating income (loss), Adjusted OIBDA and Adjusted net income (loss) to evaluate our actual operating performance.  We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare our results with those of other companies in our industry and allow investors to review performance in the same way as our management.  Since these are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, operating income (loss), OIBDA and net income (loss) attributable to Warner Music Group Corp. as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

Figure 7. Warner Music Group Corp. - Reconciliation of Reported to Adjusted Results, Three Months Ended December 31, 2020 versus December 31, 2019
(dollars in millions)

For the Three Months Ended December 31, 2020
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$196	$223	$18	$267	$269	$39	$99
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	8	—	1	8	—	1	8
COVID-19 Related Costs	1	1	—	1	1	—	1
Non-Cash Stock-Based Compensation	6	5	—	6	5	—	6
Adjusted Results	$211	$229	$19	$282	$275	$40	$114

Adjusted Margin	15.8%	19.7%	10.9%	21.1%	23.7%	22.9%

For the Three Months Ended December 31, 2019
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$165	$191	$14	$236	$241	$33	$122
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	11	—	1	11	—	1	11
Non-Cash Stock-Based Compensation	(7)	(3)	—	(7)	(3)	—	(7)
Adjusted Results	$169	$188	$15	$240	$238	$34	$126

Adjusted Margin	13.5%	17.3%	8.7%	19.1%	22.0%	19.7%

Constant Currency
Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods.  Constant-currency information compares results between periods as if exchange rates had remained constant period over period.  We use results on a constant-currency basis as one measure to evaluate our performance.  We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results.  However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue.  These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP.  Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 8. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended December 31, 2020 versus December 31, 2019 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	For the Three Months Ended December 31, 2019
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$481	$453	$453
Music Publishing	91	81	81
International revenue
Recorded Music	680	631	658
Music Publishing	84	92	95
Intersegment eliminations	(1)	(1)	(1)
Total Revenue	$1,335	$1,256	$1,286

Revenue by Segment:
Recorded Music
Digital	$727	$633	$641
Physical	174	184	191
Total Digital and Physical	901	817	832
Artist services and expanded-rights	180	188	198
Licensing	80	79	81
Total Recorded Music	1,161	1,084	1,111
Music Publishing
Performance	30	46	47
Digital	99	73	73
Mechanical	11	15	16
Synchronization	33	36	37
Other	2	3	3
Total Music Publishing	175	173	176
Intersegment eliminations	(1)	(1)	(1)
Total Revenue	$1,335	$1,256	$1,286

Total Digital Revenue	$825	$706	$714

Free Cash Flow
Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments.  We use Free Cash Flow, among other measures, to evaluate our operating performance.  Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases or otherwise.  As a result, Free Cash Flow is a significant measure of our ability to generate long-term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance.  We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Because Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP, Free Cash Flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity.  Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies.  In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.  Because Free Cash Flow deducts capital expenditures and cash paid or received for investments from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected.  We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 9. Warner Music Group Corp. - Calculation of Free Cash Flow, Three Months Ended December 31, 2020 versus December 31, 2019
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019
	(unaudited)	(unaudited)
Net cash provided by operating activities	$169	$78
Less: Capital expenditures	18	15
Less: Net cash paid for investments	325	17

Free Cash Flow	$(174)	$46

Adjusted EBITDA

Adjusted EBITDA is equivalent to “EBITDA” as defined in our Revolving Credit Facility and our 2020 indenture and substantially similar to “Consolidated EBITDA” as defined under our 2012 and 2014 indentures and “EBITDA” as defined under our Senior Term Loan Facility, respectively. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. The definition of Adjusted EBITDA, in addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, also adjusts net income by excluding items or expenses such as, among other items, (1) the amount of any restructuring charges or reserves; (2) any non-cash charges (including any impairment charges); (3) any net loss resulting from hedging currency exchange risks; (4) the amount of management, monitoring, consulting and advisory fees paid to Access under the Management Agreement or otherwise; (5) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement); (6) transaction expenses; (7) equity-based compensation expense; and (8) certain extraordinary, unusual or non-recurring items. The definition of EBITDA under the Revolving Credit Facility also includes adjustments for the pro forma impact of certain projected cost savings, operating expense reductions and synergies and any quality of earnings analysis prepared by independent certified public accountants in connection with an acquisition, merger, consolidation or other investment.

Adjusted EBITDA is a key measure used by our management to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of those limitations include: (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for our business; (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on our indebtedness; and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, this measure adds back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Accordingly, Adjusted EBITDA should be considered in addition to, not as a substitute for, net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP.

Figure 10. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted EBITDA, Three and Twelve Months Ended December 31, 2020 versus December 31, 2019
(dollars in millions)

	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	For the Twelve Months Ended December 31, 2020	For the Twelve Months Ended December 31, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (Loss)	$99	$122	$(493)	$294
Income tax (benefit) expense	35	5	53	(36)
Interest expense, net	31	33	125	140
Depreciation and amortization	71	71	261	271
Loss on extinguishment of debt (a)	—	—	34	4
Net gain on divestitures and sale of securities (b)	—	—	(1)	(4)
Restructuring costs (c)	3	5	20	26
Net hedging and foreign exchange losses (gains) (d)	48	5	104	(23)
Management fees (e)	—	3	17	11
Transaction costs (f)	—	—	76	—
Business optimization expenses (g)	8	10	37	28
Non-cash stock compensation expense (h)	6	(7)	621	30
Other non-cash charges (i)	(14)	1	(5)	(3)
Pro forma impact of cost savings initiatives and specified transactions (j)	10	1	55	2
Adjusted EBITDA	$297	$249	$904	$740
______________________________________
(a)For the twelve months ended December 31, 2020, reflects a net loss incurred on the early extinguishment of our debt incurred as part of the June 2020 redemption of our 4.125% Senior Secured Notes and 4.875% Senior Secured Notes, the June 2020 tender for and the August 2020 redemption of the 5.000% Senior Secured Notes and the August 2020 partial repayment of the Senior Term Loan Facility. For the twelve months ended December 30, 2019, reflects a net loss incurred on the early extinguishment of our debt incurred as part of the May 2019 redemption of the remaining 5.625% Secured Notes.
(b)Reflects net gain on sale of securities and divestitures.
(c)Reflects severance costs and other restructuring related expenses.
(d)Reflects losses from hedging activities and unrealized losses (gains) losses due to foreign exchange on our Euro-denominated debt and intercompany transactions.
(e)Reflects management fees and related expenses paid to Access. For the twelve months ended December 31, 2020, amounts include a one-time fee of $13 million related to termination of the management agreement with Access. Prior to termination of the management agreement, the annual fee was equal to the greater of a base amount, equal to approximately $4 million for the twelve months ended December 31, 2020, and 1.5% of EBITDA (as defined in the indenture governing the redeemed Holdings 13.75% Senior Notes due 2019) of the Company for the applicable fiscal year, plus expenses.
(f)Reflects transaction costs, including qualifying IPO costs of $76 million for the twelve months ended December 31, 2020.
(g)Reflects costs associated with our transformation initiatives and IT system updates, which includes costs of $6 million and $27 million related to our finance transformation for the three and twelve months ended December 31, 2020, respectively, as well as $10 million and $24 million for the three and twelve months ended December 31, 2019, respectively.
(h)Reflects non-cash stock-based compensation expense related to the Warner Music Group Corp. Senior Management Free Cash Flow Plan and the Omnibus Incentive Plan.
(i)Reflects non-cash activity, including the unrealized losses (gains) on the mark-to-market of an equity method investment, investment losses (gains) and other non-cash impairments.
(j)Reflects expected savings resulting from transformation initiatives and pro forma impact of specified transactions for the three and twelve months ended December 31, 2020. Certain of these costs savings initiatives and transactions were identified in the current quarter and as a result the proforma impact was not included in the three and twelve months ended September 30, 2020, the impact of which would have been approximately a $29 million increase in the previously reported quarters included in the twelve months ended December 30, 2020 Adjusted EBITDA.

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Media Contact:	Investor Contact:
James Steven	Kareem Chin
(212) 275-2213
James.Steven@wmg.com	Investor.Relations@wmg.com